FOR IMMEDIATE RELEASE

               LMKI ANNOUNCES THAT NASDAQ REJECTS INITIAL LISTING
                                   APPLICATION

             COMPANY HAS TAKEN STEPS TO REMEDY NASDAQ'S CONCERNS AND
                          PLANS TO RE-FILE IN OCTOBER

IRVINE, CALIFORNIA - JULY 28, 2000 - LMKI (OTCBB: LMKI), a single source Managed Service Provider (MSP), today announced that its initial application to list its common stock on the NASDAQ National Market has been rejected by The NASDAQ-AMEX Market Group.

In the formal rejection notice, the Qualifications Panel outlined the reasons for its decision and provided recommendations for addressing its concerns. NASDAQ reviewers determined that at the time the Company's independent auditor performed his fieldwork, the auditor was not in technical compliance with their rules. Pursuant to the Qualifications Panel's recommendations, the Company is aggressively pursuing a new SEC qualified audit firm beginning to review its financial statements for the fiscal year ending August 31, 2000. In addition, due to failure of making proper disclosures of various legal and regulatory proceedings, the Company intends to request Board of Directors member Robert Weaver to resign his membership immediately.

The Company plans to re-file its application to the NASDAQ National Market within 60 days after the end of its fiscal year, August 31, 2000 in order to provide the new audit firm with sufficient time to perform the standard year-end audit.

For further information, please refer to LMKI's most recent Form 8-K filed today with the Securities and Exchange Commission.

ABOUT LMKI, INC.

LMKI (OTCBB:LMKI) is a single source Managed Service Provider (MSP) specializing in Private Networking, Broadband Internet Access, Internet and Intranet based Web Hosting, Hosted Application Services, Intelligent Routing and Content Delivery Services, Network and Systems Management, and Professional Services. LMKI's extensive experience in deploying enterprise private networking solutions has resulted in a proprietary technology called REAL PRIVATE NETWORK(TM) (RPN)
(TM). Our RPN(TM) Infrastructure enables customers to outsource all of their business communications needs, while ensuring the highest level of security and reliability. Our solutions offer unparalleled value through our proprietary network design and enabling technologies, which efficiently leverage our partners' network capacity.

More information regarding LMKI may be found at www.lmki.net or by sending e-mail to investor@lmki.net. For sales inquiries, send e-mail to sales@lmki.net, for agent inquiries, send e-mail to agent@lmki.net.

                                       ###

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release may be considered forward-looking statements could be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. These include uncertainties in the market, competition, legal, success of marketing efforts and other risks detailed from time to time in the company's SEC reports. The company assumes no obligation to update the information in this release. Company Contact:
LMKI, Inc.
Barry Turbow/ VP Business Development
(949) 794-3000
investor@lmki.net
www.lmki.net